                                                                    Exhibit 3(b)


                                   SCHEDULE A

                               COMMISSION SCHEDULE


SEPARATE ACCOUNT 1 VARIABLE ANNUITY -- 7.00% of all purchase payments, regardless of whether such premiums are allocated to the fixed account or a separate account option, plus an annual service fee of 0.25% of the Contract Value starting at the beginning of the second Contract year.

SEPARATE ACCOUNT 2 VARIABLE ANNUITY -- An annual service fee of 0.30% of the Contract Value starting in the first Contract year.